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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



     We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated January 11, 1999 in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Beyond.com Corporation for the registration of $63,250,000 of 7.25% convertible subordinated notes due December 1, 2003, 3,448,745 shares of common stock, issuable upon conversion of the convertible subordinated notes, and 605,954 shares of common stock.



     Our audits also included the financial statement schedule of Beyond.com Corporation listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                                           /s/ Ernst & Young LLP



San Jose, California


March 22, 1999